DEFINITIVE AGREEMENT

This Definitive Agreement (the '**Agreement**') is made this date July 10th 2018 by and between the following parties: (1) **Vemanti Group, Inc**. **('Vemanti Group')**, a company duly incorporated under the laws of the State of Nevada, United States, registration number E0178272014-4 having its registered address at 5000 Birch Street, West Tower – 3rd Floor, Newport Beach, CA 92660, USA, represented by Mr. Tan Tran as President & CEO; -and- (2) **eLoan Joint Stock Company ('eLoan')**, a company duly incorporated under the laws of Vietnam, registration number 0314775544 having its registered address at 262/12 Le Van Sy street, ward 14, district 3, Ho Chi Minh city, Vietnam, represented by Mr. Trung Vo as CEO; -and- (3) the **eLoan Qualified Shareholders**, being **Mr. Trung Viet Vo**, date of birth: 26/04/1976, passport number: B7585293, address: 61 Tran Ngoc Dien Street, Ward Thao Dien, District 2, Ho Chi Minh City, Vietnam, number of current eLoan shares held: 75%; and **Mr. Thomas Duc Tran**, date of birth 25/06/1972, passport number: 505845836, address: 215B37 Nguyen Van Huong Street, Ward Thao Dien, District 2, Ho Chi Minh City, Vietnam, number of current eLoan shares held: 24.5%; and **Ms. Quynh Nhu Thi Pham**, date of birth: 02/06/1989, ID number: 264314996, address: 8.11EA2 Eratown 15B Street, Ward Phu My, District 7, Ho Chi Minh City, Vietnam, number of current eLoan shares held: 0.5%; -and- (4) **eLoan Holdings Vietnam Joint Stock Company ('eLoan Holdings')**, a company duly incorporated under the laws of Vietnam, registration number 0314905715 having its registered address at 262/12 Le Van Sy street, Ward 14, District 3, Ho Chi Minh city, Vietnam, represented by Mr. Trung Vo as CEO; -and- (5) **Directus Holdings, Inc. ('Directus')**, a company duly incorporated under the laws of the State of Nevada, United States, registration number E0251342018-7 having its registered address at 1955 Baring Blvd, Sparks, NV 89434, USA represented by Mr. Thomas Duc Tran as President and CEO; each and all of whom are of full legal capacity under the laws of Vietnam and the United State of America.

All of the signatories stated above are referred to collectively the '**Parties**' and individually '**Party**') (the term '**eLoan**' collectively means the entire eLoan system (eLoan, eLoan Holdings, and Directus) both pre and post corporate inversion depending on the context.

WHEREAS:-

1. The Parties identified as (1), (2) and (3) above have executed a short form Investment Agreement dated March 28th 2018 setting out the key road map of their co-operation as strategic partners; and

2. The eLoan Qualified Shareholders have already set up special purpose vehicles known as eLoan Holdings and Directus, also known respectively in this Agreement as Party number (4) and (5) identified above; and

3. The Parties have discussed further and mutually agreed upon extension of time for completion of the transactions contemplated; and

4. Vemanti Group has been conducting non-exhaustive due diligence on eLoan in various forms of communications.

5. eLoan currently has certain assets with ascertainable value as listed in Schedule 1, and certain investment or business relationships as listed in Schedule 2.

6. To this stage, the Parties wish to promptly execute and complete the transactions so contemplated, according to the terms and conditions of this Definitive Agreement.

NOW, THEREFORE,
IT IS AGREED AS FOLLOWS:-

Article 1 Definitions and interpretation

Definitions:

Unless otherwise expressly specified, certain terms shall have the corresponding meaning as defined in the Investment Agreement dated March 28th 2018 (the '**Pre-defined Terms**'). Where necessary in this Agreement, certain Pre-defined Terms may be amended and shall be construed as so amended; while other new terms may be newly defined depending on the context.

Interpretation:

In this Agreement, unless otherwise specified:

a. Words denoting singular number shall include plural number and vice-versa;

b. Words denoting one gender shall include the other gender;

c. Headings of articles and marginal notes have been inserted for ease of reference only and shall not be deemed to form any part of the context nor to be taken into account in the construction or interpretation of any provision herein. References to "Articles" and "Schedules" are to be construed as references to articles of and schedules to this Agreement;

d. References in this Agreement to any statutes or statutory instruments shall include and refer to any statutes or statutory instrument amending, consolidating or replacing them respectively from time to time and for the time being in force.

Article 2 Transfer Transactions

1. eLoan Assets Transfer Transactions:

Subject to this Agreement, at Closing, all of the following asset transactions shall take place: the eLoan Qualified Shareholders and/or eLoan shall, at their own costs, cause to be

transferred all or substantially all of the eLoan Transferable Non-liability Assets (as identified in Schedule 3 below) to Directus. Upon Closing, Directus will effective own 100% of the Non-liability assets previously belonged to eLoan Holdings and eLoan.

2. <u>eLoan Shares Transfer Transactions:</u>

Subject to this Agreement, at Closing, all of the following share transactions shall take place: the eLoan Qualified Shareholders and/or eLoan shall, at their own costs, cause to be transferred all of the eLoan Transferable Non-Liability Shares (being the non-liability shares of the eLoan Qualified Shareholders) to Directus. Upon Closing, Directus will effectively own 100% of eLoan Holdings and eLoan.

3. <u>Final Swap Transactions:</u>

Subject to this Agreement, upon Closing, Vemanti Group and the shareholders of Directus, as listed in Schedule 4 below, shall execute and complete a one time share swap or share transfer (the '**Share Swap**') based on the **eLoan Swap Valuation** being **USD1,500,000** (One Million Five Hundred Thousand United States Dollars) which is 25% discount of the Initial agreed upon eLoan Valuation of **USD2,000,000** (Two Million United States Dollars), so that (1): Vemanti Group will own 20% of Directus Preferred and Common shareholdings and economic interest; and in return for (2): Vemanti Group will pay Directus a cash amount of USD150,000 (One Hundred Fifty Thousand United States Dollars) together with a number of Vemanti Group newly-issued Common shares worth USD150,000 (One Hundred Fifty Thousand United States Dollars) at close of trading on the Closing Date, and Mr. Trung Vo and Mr. Thomas Duc Tran will each respectively own 50% of the newly-issued Vemanti Group Common shares calculated by (i) taking the corresponding value of USD150,000 (One Hundred Fifty Thousand United States Dollars) of the Share Swap, then (ii) divide by the market price of Vemanti Group Common shares determined at close of trading on OTC Markets the Closing Date as specified in Article 5(2) below in this Agreement.

Special condition on adjusting the eLoan valuation: The Parties agree that if eLoan achieve the **Target Hit** being either target loan disbursement at USD10,000,000 (Ten Million United States Dollars), or achieving target total gross revenue of USD300,000 (Three Hundred Thousand United States Dollars) by December 31st 2018 (the '**Adjustment Date**'), then Vemanti Group will top up the swap valuation by another USD100,000 (One Hundred Thousand United States Dollars) in which 50% by cash, the other 50% distributed evenly to Mr. Trung Viet Vo and Mr. Thomas Duc Tran by newly-issued Common shares based on the corresponding value of USD50,000 (Fifty Thousand United States Dollars) divided by OTC Markets closing price on the Adjustment Date. Otherwise if the Target Hit is not achieved by eLoan, Vemanti Group will be issued with an additional 6.67% of Preferred and Common shares of Directus at no cost to Vemanti Group no later than 30 days after December 31st, 2018 to increase Vemanti Group's overall holding to 26.67% in both stock classes.

Any share swapped or acquired from Vemanti Group will be considered Restricted and subject to a lockdown period of no more than 12 (twelve) calendar months from the date being swapped or acquired, during which period private sale transactions may be allowed only with

written approval from Vemanti Group to the maximum extent possible under the relevant laws governing such transactions from time to time.

Article 3 **Transfer Considerations and Costs**

eLoan and the eLoan Qualified Shareholders shall be solely and fully responsible for all considerations and costs arising out of or related to all of the Assets and Shares Transfer transactions specified in Article 2 above, without any recourse to or bearing upon to Vemanti Group.

Article 4 **Pre-Closing**

1. Completing the Assets Transfer Transactions:

Within 30 (Thirty) working days of this Agreement, the eLoan Qualified Shareholders and/or eLoan shall provide Vemanti Group with proofs of completing the eLoan Assets Transfer Transactions as specified in Article 2(1), including:

a. Certified true copy of the eLoan's and eLoan Holding's Board of Directors resolutions approving the Assets Transfer Transactions to Directus; and

b. Certified true copy of the Directurs' Board of Directors resolutions approving the Assets Transfer Transactions from eLoan and eLoan Holdings; and

c. The relevant transfer deeds or contracts to be executed; and

d. Additional approvals by competent authorities if applicable.

2. Completing the eLoan Shares Transfer Transactions:

Within 60 (Sixty) working days of this Agreement, the eLoan Qualified Shareholders and/or eLoan shall provide Vemanti Group with proofs of completing the eLoan's Shares Transfer transactions as specified in Article 2(2), including:

a. Certified true copy of the eLoan's and eLoan Holding's Board of Directors resolutions approving the Shares Transfer Transactions to Directus; and

b. Certified true copy of the Directus' Board of Directors resolutions approving the Shares Transfer Transactions from eLoan and eLoan Holdings; and

c. The relevant transfer deeds or contracts to be executed; and

d. Certified true copy of eLoan Holdings shareholders registry recording Directus as the new sole owner.

e. Additional approvals by competent authorities if applicable.

3. <u>Completing the Final Swap Transactions:</u>

Within 90 (Ninety) working days of this Agreement, the parties to the Final Swap Transactions as specified in Article 2(3) shall perform or cause to be performed the followings:

a. The shareholders of Directus shall provide Vemanti Group with certified true copy of the Directus' Board of Directors resolutions approving the Final Swap Transactions; and

b. Vemanti Group shall provide Directus with certified true copy of the Vemanti Group's Board of Directors resolutions approving the Final Swap Transactions; and

c. The relevant transfer deeds or contracts to be executed; and

d. Additional approvals by competent authorities if applicable.

4. <u>Corporate Actions:</u>

During the period from the date hereof to the Closing Date, except as otherwise expressly permitted by this Agreement, the Parties shall conduct their respective businesses in the ordinary course, including activities and expenses related to this transaction, and shall procure that eLoan and eLoan Holdings and/or the eLoan Qualified Shareholders and/or Directus (including also its shareholders) will *not* do any of the followings:

a. increase, reduce or otherwise alter its charter or total investment capital;

b. cause or permit any encumbrances to be given or created over any of assets or undertaking or any part thereof, or altered in any way;

c. make or receive any commission, similar payment or benefit in connection with any allocation of payments;

d. pay, or declare any dividend or other distribution in respect of any financial year prior to the Closing;

e. enter into any commitment to sell any of the assets, shares or similar economic interests;

f. dispose of, or agree to dispose of or grant an option to purchase, any assets, shares or similar economic interests;

g. enter into any agreement providing for a merger, consolidation or other transaction affecting capital;

h. settle or compromise any claims, otherwise than in the ordinary course of business and except to the extent such amounts have been already provisioned in the financial statements;

i. incur, create, assume or otherwise become liable or responsible for any long-term debt or short-term debt;

j. assume, guarantee, endorse or otherwise become liable or responsible for any obligations of any other person or entity;

k. make any loans, advance or capital contributions to or investment in any other person or entity;

l. execute any other act or omission that is similarly detrimental and/or adversely changes the status quo as of the date of this Agreement.

Article 5 Closing

1. Conditions Precedent to Closing:

The obligation of the Parties to consummate the Closing shall be subject to the following condition precedent being fulfilled on or prior to the Closing Date:

a. All of the assets to be transferred under the Assets Transfer Transactions are fully transferable and free from any and all liabilities unbeknownst to Vemanti Group; and

b. All of the shares to be transferred under the Shares Transfer Transactions are fully transferable and free from any and all liabilities unbeknownst to Vemanti Group; and

c. All of the shares to be swapped under the Final Swap Transactions are fully transferable and free from any and all liabilities unbeknownst to all Parties; and

d. All transfer transactions as specified in Articles 2 and 4 above shall have been duly completed, with all applicable approvals from competent authorities duly obtained; and

e. All IP (Intellectual Property) and invention rights especially regarding software source code of eLoan's technology platform must have been duly obtained, registered in the name of eLoan and eLoan Holdings; which shall then be duly transferred to Directus.

f. All eLoan contracts with its clients and business partners must have been signed and verified;

g. All other requirements are duly satisfied.

2. Date and Place of Closing:

Subject to the terms and conditions of this Agreement, the completion of the contemplated transactions (the '**Closing**') shall occur on the 5th (Fifth) working day (the '**Closing Date**') following the date of satisfaction of the last condition precedent(s) set forth in Article 5.1 above, at the Vemanti Group's head office or at such other place and time as the Parties may agree in express writing.

3. Closing Deliveries:

On the Closing Date, the Parties shall hand over to each other the relevant materials specified in Article 4 (1), (2) and (3) above, all duly signed and executed.

4. Conditions Subsequent to Closing:

a. Cooperation of the Parties:

i. Each of the Party shall cooperate with the others, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all such other instruments and to make all filings with and to obtain all consents, approvals or authorizations of any authority or any other person and take all such other actions as such Party may reasonably be requested to be taken by the other Party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby and to ensure the satisfaction of the conditions set out.

ii. Other roles and responsibilities of the Parties will be specifically specified in the definitive contract, reflecting the Parties' joint intention for a long-term co-operation based on mutual trusts and for mutual benefits. For clarity, in the exceptional cases of non-performance or non-delivery and similarly, any and all provisions for sanctions and penalties to be applied will need to be fair, reasonable and reciprocal.

b. Undertakings of eLoan, the eLoan Qualified Shareholders and the before-Closing shareholders of Directus:

i. eLoan, eLoan Holdings, the eLoan Qualified Shareholders and the before-Closing shareholders of Directus jointly and severally agree to indemnify and hold harmless, or cause any of its Affiliates to indemnify and hold harmless Directus and/or Vemanti Group (on its own behalf and on behalf of its Affiliates) against all losses resulting from any claims, damages or expenses (including reasonable attorney's fees) however incurred or originated before Closing Date, if subsequently post-Closing Date asserted against Directus and/or Vemanti Group or any of their Affiliates in connection with and arising out of (i) eLoan, eLoan Holdings, and/or (ii) the eLoan's Transferable Non-Liability Assets, and/or (iii) the eLoan's

Transferable Non-Liability Shares (each and all cases applicable at all material times), and/or (iv) Directus (applicable before Closing Date).

ii. eLoan, eLoan Holdings, the eLoan Qualified Shareholders and the before-Closing shareholders of Directus jointly and severally acknowledge and accept that immediately upon Closing and at all material times thereafter, Vemanti Group shall be a new shareholder of Directus with the following rights:

- At least 1 seat on each of the Board of Directors of Directus and/or eLoan and eLoan Holdings.
- Veto rights regarding all affairs of the entire system, including without limitation corporate governance and operations of Directus, eLoan Holdings, and eLoan. All decisions regarding these matters must also be unanimous with Vemanti Group's pre-approval.
- Right of First Refusal in case of an investment or acquisition of any kind.
- MFN protection and treatment above all other shareholders of Directus, eLoan Holdings, and eLoan.
- At least a 25% discount preference on each and all future rounds of fundraising, compared to what being offered to other investors.
- In case the eLoan system engages in down round financing, Vemanti Group's holdings shall still be maintained at the rate and value before any such down round financing at no cost to Vemanti Group.

iii. Unless otherwise specified, or subsequently determined by Vemanti Group, at Closing Date, all employees of or related to the eLoan, working under any form whatsoever, including but not limited to ones employed by through labour contracts or any form of similar agreement or appointment, and ones who are listed in the existing payroll(s) of eLoan (the '**Employees**') shall continue working as such, for which eLoan, the eLoan Qualified Shareholders, eLoan Holdings, and the before-Closing shareholders of Directus jointly and severally assume responsibilities.

c. Undertakings of Vemanti Group:

i. Vemanti Group undertake to recognize and honour the status of the Directus before-Closing shareholders who, by operation of the Share Swap, post-Closing shall become shareholders of Vemanti Group, with rights and obligations as ordinary shareholders of Vemanti Group as regulated by Vemanti Group's corporate constitutional documents and compliance requirements from time to time.

ii. Vemanti Group will both acquire shares in and support Directus and thus the eLoan system in the expansion of its financial technology platform and related businesses from time to time. Directus will become an affiliate company complying with and benefiting from Vemanti Group's standards and expertise.

iii. Further transactions beyond the Agreement will be negotiated in good faith between the relevant Parties, to the maximum extent possible giving each other the most favorable conditions.

Article 6 Representation and Warranties

The Parties represent and warrant to one another that:

1. Authority to enter into this Agreement:

Each of the Parties has the legal right and full power and authority to enter into and perform this Agreement, which when executed will constitute valid and binding obligations on them.

2. No Breach:

The execution and delivery of, and the performance by each of the Parties of their obligations under this Agreement will *not* and are *not* likely to:

a. result in a breach of any provision of its articles of incorporation or equivalent constitutional document; or

b. result in a breach of, or give any third party a right to terminate or modify, or result in the creation of any encumbrance under, any agreement, licence or other instrument; or result in a breach of any prevailing order, judgment or decree of any court, governmental agency or regulatory body.

3. Ownership of the relevant assets and shares:

Each of the Parties is legally and beneficially entitled to or are otherwise able to transfer the relevant assets and/or shares under this Agreement; and such assets and shares are, on/from the Closing Date forward, free from any encumbrances whatsoever.

Article 7 Termination

1. Cause of Termination:

a. If Closing fails to occur by the Long Stop Date which is 120 (One Hundred Twenty) working days from the date of this Agreement (except in case of force majeure), this Agreement shall terminate in which case neither Party shall have any claim against the other for costs, damages, compensation or otherwise. Each Party's rights and obligations shall cease immediately on termination, provided that such termination shall not affect the Parties' rights and obligations as may have accrued as at the date of such termination.

b. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

i. by mutual written consent of the Parties; or

ii. by regulatory decisions; or

iii. by failure to comply with any and all of the Conditions Precedent specified.

2. Effects of Termination:

In the event that this Agreement is terminated pursuant to Article 7.1 above, all obligations of the Parties hereto under this Agreement (except this Article 7.2, Articles 8.2, 8.10, 8.12 and 8.13, which shall survive any termination) shall terminate without further liability or obligation on the terminating Party and all other of the Parties hereto; provided, however that nothing herein shall relieve any Party from its liability for any prior breach of any of its obligations, covenants and/or representation and/or warranties under this Agreement and shall be without prejudice to any rights that may have accrued as a result of termination.

Article 8 General Provisions

1. Whole Agreement:

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

2. Confidentiality:

This Agreement, together with all related communications, is being delivered with the understanding that the Parties, together with their respective officers, directors, managers, members, representatives, agents, owners and employees, each agree to use their best efforts to keep the existence of this Agreement and its contents confidential.

3. Expenses:

Each Party shall be responsible for their own fees and expenses incurred, including without limitation legal fees, accounting fees, investment banking fees and related expenses.

4. Announcement:

No announcement shall be made regarding a pending or completed transaction or agreement between the Parties without both Parties' prior written and/or verbal consent.

5. Exclusivity:

In consideration of the time and resources that both Parties have devoted, it is agreed that the exclusivity period will be 120 (One Hundred Twenty) working days from the date of this Agreement for the Parties to finalize and execute this Agreement as herein contemplated.

6. No material change:

Until the execution of this Agreement (if at all), the business of eLoan must be run in the ordinary course, without material change in the business, financial condition or capitalization unless the same has been expressly agreed to in writing by Vemanti Group.

In the event that any of the representations and warranties made by the either of the Parties is incorrect, false, fraudulent, negligent, incomplete or misleading or in any similar manner, then this Agreement may be terminated forthwith by the Party not in breach through written notice to the Party in breach; in which case, without prejudice to or by other rights and obligations, the Party not in breach will have the right to require that any and all shares swapped or acquired be reversed or reinstated as if such swap or such acquisition had never happened.

7. Successors and Assigns:

This Agreement is personal to the Parties. Accordingly, neither Party may, without the prior written consent of the other Party, assign, hold on trust or otherwise transfer the benefit of all or any of its obligations under this Agreement, or any benefit arising under or out of this Agreement.

8. Variation:

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of both the Parties.

9. Notices:

Any notice or other communication in connection with this Agreement or with any arbitration under this Agreement shall be in writing in English (a '**Notice**') and shall be sufficiently given or served if delivered or sent to the authorized representative of each party at its head office or to the following emails:

If to Vemanti Group : tan.tran@vemanti.com
If to eLoan : trung.vo@eloan.vn; and tom.tran@eloan.vn

10. Severability:

If any term in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such term or part shall to that extent be deemed to have been severed from this Agreement and shall not affect the legality, validity or enforceability of the remainder of this Agreement.

11. Counterparts:

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either Party may enter into this Agreement by executing any such counterpart. Signatures may be exchanged by fax or email, with original signatures to follow. Each Party agrees to be bound by its own signature and that it accepts the signature of the other Party.

12. Full binding effect:

This Agreement is legally enforceable and definitively binding upon the Parties in all material aspects.

13. Applicable laws and jurisdiction:

This Agreement is governed by the laws of the State of Nevada, USA excluding its conflict of laws provisions. All disputes must first be amicably resolved by the Parties. Any unresolved dispute arising out of or related to this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Nevada in accordance with the Arbitration Rules of the State of Nevada for the time being in force, which rules are deemed to be incorporated by reference in this clause. The arbitration tribunal shall consist of Three (03) arbitrators. The language of the arbitration shall be English.

ARTICLE OF EXECUTION:

This Agreement has 13 (Thirteen) pages, and Four (04) Schedules, and is made into Five (05) original copies in English language with equal validity, each Party keeps one such copy.

This Agreement may be executed in counterparts, mutually in person or electronically at the Parties' election. This Agreement takes immediate effect from the date first written above (the '**Effective Date**') and remains in full force until all relevant rights and obligations are duly discharged. Each of the Parties will execute any and all personal or corporate proceedings necessary to perform this Agreement.

For and on behalf of Party (1): **Vemanti Group**

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Tan Tran, President & CEO

For and on behalf of Party (2): **eLoan JSC**

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Trung Vo

For Party (3): **Shareholder acting as shareholder and in personal capacity**

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Trung Vo

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Tom Tran

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Quynh Pham

For and on behalf of Party (4): **eLoan Holdings Vietnam JSC**

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Trung Vo, CEO

For and on behalf of Party (5): **Directus Holdings, Inc.**

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Thomas Duc Tran, CEO

LIST OF SCHEDULES TO THE DEFINITIVE AGREEMENT

Schedule 1: List of eLoan financial statements
Schedule 2: List of eLoan investments and client contracts
Schedule 3: List of eLoan intellectual properties to transfer to Directus
Schedule 4: List of eLoan, eLoan Holdings, and Directus incorporation certificates.